Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of our reserves report dated February 2, 2023, included in the Annual Report on Form 10-K of Chord Energy Corporation (the “Company”) for the fiscal year ended December 31, 2022, as well as in the notes to the financial statements included therein, incorporated by reference to this Registration Statement on Form S-3 of the Company, including any amendments thereto (the “Registration Statement”), in accordance with the requirements of the Securities Act of 1933, as amended. We also consent to the references to us under the heading “Experts” contained in the prospectus forming part of such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Chief Executive Officer

Houston, Texas

May 8, 2023